Exhibit 10.60
January 5, 2007
PERSONAL AND CONFIDENTIAL
Mr. Hari Nair
871 Fox Trail Court
Lake Forest, IL 60045
Dear Mr. Nair:
          On behalf of Tenneco Inc. (the “Company”), I am pleased to set forth and confirm the terms and conditions of your continued service as Executive Vice President and Managing Director-Europe, South America and India of the Company. This letter agreement amends your employment letter agreement with the Company dated June 1, 2001 (the “Original Agreement”).
1. Base Salary. Your minimum base salary of $305,000 per year as set forth in Paragraph 2 of the Original Agreement is hereby amended to be $414,000 per year, which will be subject to such increases as may from time to time be approved by the Board or such committee of the Board to which such power has been delegated (the “Committee”), payable according to the regular pay schedule for salaried employees.
2. Annual Bonus. Your minimum annual target bonus of $273,000 as set forth in Paragraph 3 of the Original Agreement is hereby amended such that, commencing with calendar year 2006, your annual target bonus will be, at least, $273,000 subject to fulfillment of performance goals or other criteria as determined by the Board or Committee.
3. Amendment to SERP. Effective as of August 31, 2006, you hereby consent and agree to the following changes the Company’s Supplemental Executive Retirement Plan and its successor, the Company’s Supplemental Retirement Plan (collectively, the “SERP”). The Company amend the Supplemental Retirement Plan to (i) reduce to 1.402% the annual rate (expressed as a percentage of final average compensation as defined in that plan) at which you will accrue benefits under such plan for each year of service earned after December 31, 2006, and (ii) provide as an offset to benefits under such plan the actuarial equivalent value (determined in accordance with the assumptions used for such purpose under such plan) of any amounts paid to you in respect of “DB Replacement Contributions” as described in the Company’s Current Report on Form 8-K dated August 23, 2006.
4. Governing Law; No Other Amendments. This letter agreement shall be governed by, and shall be construed in accordance with, the internal laws (and not the laws of conflicts) of the State of Illinois. Except as expressly set forth herein, the Original Agreement shall not be amended or modified hereby. The Original Agreement shall, as expressly amended hereby, remain in full force and effect.

Sincerely,

TENNECO INC.

By:	/s/ Richard P. Schneider
Its:	SVP – Global Administration
ACKNOWLEDGED AND ACCEPTED

/s/ Hari Nair	Date:
Hari Nair